AMENDMENT TO
UPLAND SOFTWARE, INC.
2024 OMNIBUS INCENTIVE PLAN
April 8, 2026
This Amendment (this “Amendment”) to the Upland Software, Inc. 2024 Omnibus Incentive Plan, as amended from time to time (the “Plan”), is adopted by the Board of Directors of Upland Software, Inc., a Delaware corporation (the “Company”) on the date set forth above, effective as of the date it is approved by the Company’s stockholders. The Plan is hereby amended, subject to and effective as of the date of such stockholder approval, as follows:
1.    Section 3(a) of the Plan is hereby deleted and replaced in its entirety by the following:
“Subject to Sections 3(b) and 10, the maximum number of Shares that may be issued pursuant to all Awards (including Incentive Stock Options) is equal to the sum of (i) 5,200,000 Shares, plus (ii) any Shares that, as of the Effective Date, have been reserved but not issued pursuant to any awards granted under the Prior Plan and are not subject to any awards granted thereunder, plus (iii) any Shares subject to awards granted under the Prior Plan that, after the Effective Date, are forfeited, canceled or expire (whether voluntarily or involuntarily) without the issuance of Shares. The Shares to be issued pursuant to the Awards may be authorized, but unissued, or reacquired Shares.”
2.    Upon receipt of approval of this Amendment by the Company’s stockholders, this Amendment shall be and is hereby incorporated into and forms a part of the Plan.
3.    Except where conflicting or inconsistent with the express terms or manifest intent of this Amendment, all provisions of the Plan as in effect prior to this Amendment shall remain in full force and effect.